CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXHIBIT 10.1

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH
SECOND AMENDED AND RESTATED LICENSE AGREEMENT
This Second Amended and Restated License Agreement (this “Agreement”), effective as of January 31, 2020 (the “Effective Date”), is entered into by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at the address set forth in Section 11.05 (“Mayo”), and Exact Sciences Development Company, LLC, a Delaware limited liability company, located at the address set forth in Section 11.05 (“ESDC”), each a “Party”, and collectively, “Parties”.
WHEREAS, Exact Sciences Corporation, a Delaware for-profit corporation located at the address set forth in Section 11.05 and sole equityholder in ESDC (“Exact”) and Mayo entered into that certain License Agreement effective June 12, 2009, as amended by that (i) Amendment No. 1 effective as of January 1, 2010, (ii) Amendment No. 2 effective as of 17 February 2011, (iii) Amendment No. 3 effective as of March 26, 2010, (iv) Amendment No. 4 effective as of May 15, 2012 and (v) Letter Agreement effective as of April 1, 2014, (such agreement, together with the foregoing amendments and letter agreement, collectively referred to as, the “Original Agreement”);
WHEREAS, Exact and Mayo entered into that certain Amended and Restated License Agreement effective January 31, 2015, to amend and restate the Original Agreement in its entirety, which agreement was amended pursuant to that certain (i) First Amendment to Amended and Restated License Agreement effective as of January 11, 2016, and (ii) Second Amendment to Amended and Restated License Agreement effective October 1, 2017 (the “Second Amendment”);
WHEREAS, pursuant to the Second Amendment, Mayo consented to the assignment of the agreement, as then amended, from Exact to ESDC, and ESDC agreed to assume and perform all covenants stipulations, agreements and obligations of Exact under the agreement, as then amended;
WHEREAS, ESDC and Mayo entered into that certain Third Amendment to Amended and Restated License Agreement effective as of January 1, 2019 (such amended and restated agreement, together with the foregoing First Amendment, Second Amendment and Third Amendment, collectively referred to as, the “Prior Agreement”);
WHEREAS, ESDC and Mayo are desirous of amending and restating the Prior Agreement in its entirety and creating a single second amended and restated agreement on the terms set forth below;
WHEREAS, Mayo desires to make its intellectual property rights available for the development and commercialization of products, methods and processes for public use and benefit;

WHEREAS, ESDC represents itself as being knowledgeable in developing and commercializing tests for the detection of Gastrointestinal cancer; and
WHEREAS, Mayo is willing to grant and ESDC is willing to accept an exclusive license under such rights for the purpose of developing such diagnostic tests.
NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the Parties hereby agree as follows:
Article 1.00 — Definitions
For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:
1.01For Mayo, “Affiliate”: any corporation or other entity within the same “controlled group of corporations” as Mayo or its parent Mayo Clinic. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of 10 November 1998, but will include corporations or other entities which, if not a stock corporation, more than 50% of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of Mayo or Mayo Clinic. Mayo’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, LLC; Mayo Clinic Hospital—Rochester; Mayo Clinic Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Health System entities. Mayo will provide ESDC with a list of current Affiliates within thirty (30) days after the Effective Date and thereafter, by January 31 of each year.
For ESDC, “Affiliate”: any corporation or other entity that controls, is controlled by, or is under common control with, ESDC, including Exact. For purposes of this definition, “control” means ownership of: (a) at least 50% of the outstanding voting securities of such entity; or (b) at least 50% of the decision-making authority of such entity.
1.02“Change of Control”: a merger, acquisition, consolidation or other transaction or series or related transactions following which the holders of ESDC’s outstanding voting securities prior to such transaction hold less than 50% of the outstanding voting securities of the acquiring or surviving corporation or a sale, license or transfer of all or substantially all of ESDC’s assets to which this Agreement relates to a third party that is not an Affiliate of ESDC.
1.03“Cologuard”: non-invasive colon cancer screening in-vitro diagnostic test kit developed by Exact and approved by the U.S. Food and Drug Administration on August 11, 2014, including any Update, Improvement or Replacement of Cologuard.
1.04“Cologuard 2.0”: any non-invasive colon cancer screening in-vitro diagnostic test kit that Exact or its Affiliates may develop, but explicitly excluding Cologuard (and, for the avoidance of doubt, any Update, Improvement or Replacement of Cologuard).

1.05“Confidential Information”: any information or material disclosed by one Party (or any Affiliate of a Party), the disclosing party, to the other (or any Affiliate of the other), the receiving party, identified in writing as confidential at the time of disclosure or, if first disclosed orally, identified as confidential and confirmed in writing, within forty-five (45) days. Confidential Information expressly includes Know How and data and inventions generated in connection with the Sponsored Research Agreement, activities pursuant to Section 2.06, and employing materials or data transferred from ESDC or Exact to Mayo. Confidential Information does not include any information or material that the receiving party evidences is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information.
1.06“Gastrointestinal”: any organ that exfoliates cells into the lumen of the gastrointestinal tract (i.e., (a) primary GI organs: esophagus, stomach, pancreas, small intestine, liver, bile duct, colon and rectum; (b) airway: pharynx, larynx, trachea, bronchi and lungs; and (c) head and neck: nasal passages, mouth and throat).
1.07“FDA”: the United States Food and Drug Administration or any successor agency.
1.08“Field”: any screening, surveillance or diagnostic test or tool intended for use in connection with (a) any cancer, precancer, or disease or condition which predisposes an individual to cancer, or (b) a project included in an annual statement of work under the Sponsored Research Agreement.
1.09“Know-How”:
(a)unpublished research and development information, materials, technical data, unpatented inventions, know-how and supportive information of Dr. Ahlquist, Dr. Kisiel and any laboratory or research team operated in connection with the Original Agreement, the Prior Agreement or this Agreement by Dr. Ahlquist or Dr. Kisiel or his successor) or their respective laboratories as of the Original Agreement Effective Date, the Prior Agreement Effective Date and as of the Effective Date (such team or laboratory, including Dr. Ahlquist and Dr. Kisiel, the “Collaborating Team”) to the extent it is necessary for the development or manufacture of a Licensed Product. As of the Effective Date, such Know-How includes the Mayo File numbers set forth on Exhibit A, to the extent it is necessary for the development or manufacture of a Licensed Product.
(b)research and development information, technical data, unpatented inventions, know-how and supportive information developed by the Collaborating Team pursuant to Section 2.06 to the extent it is necessary for the development or manufacture of a Licensed Product; and
(c)research and development information, technical data, unpatented inventions, know-how and supportive information developed by Mayo as a result of Mayo’s activities under the Sponsored Research Agreement to the extent it is necessary for the development or manufacture of a Licensed Product.
1.10“Licensed Product”: any product or process: (a) described by a pending claim of the Patent Rights, which claim has not lapsed, become abandoned, or been pending for more than ten years; (b) infringing a Valid Claim of the Patent Rights, or that would infringe but for the exception in 35 U.S.C. §271(e)(l), or similar exception in the United States or other countries; (c) the manufacture, use, sale, offer for sale, or importation of which incorporates or uses markers identified by Mayo; or (d) the development of which utilized the material and substantial contribution of Know-How.
1.11“Materials”:
(a)Mayo Materials are biological specimens of human origin, including tissues, blood, plasma, urine, stool and derivatives thereof used by Mayo pursuant to work by the Collaborating Team within the Field pursuant to Section 2.06 or provided by Mayo (including by Dr. Ahlquist or Dr. Kisiel) to ESDC or Exact for use within the Field.
(b)ESDC Materials include any material provided by ESDC or Exact to Mayo pursuant to Section 2.06.
1.12“Net Sales”: the amount invoiced by ESDC or Sublicensee for the transfer of a Licensed Product to a third party less documented: (a) sales, excise or use taxes shown on the face of the invoice, excluding value-added tax; (b) credits for defective or returned Licensed Products actually given; (c) regular trade and discount allowances given; and (d) write-offs and write-downs of uncollected invoices. Leasing, lending, consigning or any other activity by means of which a third party acquires the right to possess or use a Licensed Product is a transfer for the purpose of determining Net Sales. Net Sales on Licensed Products transferred as part of a non-cash exchange or other than to third parties shall be calculated at the then-current customary sales price invoiced to third parties or fair market value if there are no current invoices to third parties. For the avoidance of doubt, the Parties agree that Exact Sciences Laboratories, LLC (“ESL”) shall be deemed a “third party” for purposes of this “Net Sales” definition. Net Sales accrues with the delivery of an invoice for a Licensed Product associated with a reportable patient result.
For purposes of this definition of “Net Sales” and the calculation of milestone fees under Section 3.02 and Earned Royalties under Section 3.03, the phrase “amount invoiced by ESDC or Sublicensee for the transfer of a Licensed Product to a third party” shall be deemed to mean:
(a)with respect to Cologuard, the amount invoiced by ESDC or Sublicensee to a laboratory, including ESL, for the transfer of Cologuard to such laboratory as an in-vitro diagnostic test kit and shall not include any amounts invoiced (including amounts invoiced by ESL) to or received from a patient or payor for the performance of Cologuard as a test service; provided, however, that in the event Cologuard is transferred by ESDC to ESL as an in-vitro diagnostic kit, the amount invoiced by ESDC to ESL for such transfer, for purposes of determining ‘‘Net Sales” with respect to such transfer, shall be deemed to be the greater of (i) the amount actually invoiced by ESDC to ESL per reportable patient result, and (ii) [***] percent ([***]%) of the List Price of Cologuard as a test service per reportable patient result; “List Price” is the price publicly identified by ESDC or ESL as the “list price” for Cologuard as a test services on a website at the beginning of each quarter;
(b)with respect to Cologuard 2.0, $[***] per test service resulting in revenues (construed according to GAAP) to a laboratory, including ESL (an “Exact Lab”);
(c)with respect to a Licensed Product, including a pan-cancer Licensed Product, other than Cologuard or Cologuard 2.0;
(i)to the extent such Licensed Product is marketed by ESDC or Sublicensee as an in-vitro diagnostic test kit (“IVD”), [***] PERCENT ([***]%) of the gross amount received by ESDC or the Exact Lab from a patient or payor for the performance of such test service; or
(ii)to the extent such Licensed Product is marketed by ESDC or Sublicensee as a lab-developed test service (“LDT”) and not as an IVD, the gross amount received by ESDC or Sublicensee (which may include ESL) from a patient or payor for the performance of such LDT;
The classification of a Licensed Product as an LDT or an IVD shall be determined on a jurisdiction by jurisdiction basis. By way of example, if a product is marketed as an IVD in China but as an LDT in the US, ESDC would pay the applicable IVD rates with respect to Net Sales in China and the applicable LDT rates with respect to Net Sales in the U.S. Nothing in this Agreement will be construed to limit ESDC’s discretion with respect to the development of a Licensed Product, including with respect to the determination to market a Licensed Product as an IVD or an LDT in any jurisdiction.
The Parties agree that Net Sales shall not include for any purpose hereunder, and no Earned Royalties or milestones shall be payable hereunder relating to, any amounts received by ESDC or Sublicensee as a result of transfers to, or uses by, Mayo or Mayo Affiliates. In addition, Net Sales shall not include for any purpose hereunder, and no Earned Royalties or milestones shall be payable hereunder relating to, amounts received by ESDC or Sublicensee with respect to Licensed Products, or transfers of Licensed Products, that are used or made in connection with orders made by Mayo, a Mayo Affiliate or any physician, healthcare provider or other party associated with Mayo or a Mayo Affiliate. Notwithstanding the foregoing, however, transfers by ESDC of Licensed Products to Mayo Collaborative Services, LLC shall be considered transfers for purposes of determining Net Sales and for calculating Earned Royalties in those instances in which such Licensed Product is used as a test for a patient and ordered by a third party other than Mayo, a Mayo Affiliate or any physician or other party associated with Mayo or a Mayo Affiliate.
1.13“Original Agreement Effective Date”: June 12, 2009.
1.14“Patent Rights”:

(a)U.S. patents and applications listed in Exhibit B hereto, together with divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing;
(b)Any patent applications filed as a result of the Collaborating Team’s activities pursuant to Section 2.06, together with divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing;
(c)Any patent applications filed with Mayo inventors as a result of activities performed by Mayo under the work plans that are part of the Sponsored Research Agreement, together with divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing; and
(d)Any patent applications filed disclosing or describing data generated using ESDC Materials or reagents provided by ESDC or Exact to Mayo.
As part of Mayo’s semi-annual update to Exhibit B pursuant to Section 2.07, Mayo shall add a patent or patent application, along with the patent or application number, title, and filing date, to Exhibit B if either: (i) it is a patent or patent application defined by any of Section 1.14(b), (c) or (d); or (ii) Mayo provides written confirmation that the patent or patent application is within Patent Rights.
1.15“PMA”: FDA Premarket Approval Application.
1.16“Prior Agreement Effective Date”: January 31, 2015.
1.17“Sponsored Research Agreement”: that agreement dated effective as of June 11, 2009, by and between Mayo, with Dr. Ahlquist as principal investigator, and Exact. Effective October 1, 2017, Exact assigned such agreement to ESDC. The Sponsored Research Agreement was amended by that certain Amendment #1 effective January 1, 2019, by and among Mayo and ESDC and acknowledged by Dr. Kisiel as investigator in place of Dr. Ahlquist. The Sponsored Research Agreement outlines the research to be funded by ESDC and performed at Mayo, as agreed upon by such parties in accordance with the Original Agreement. The Sponsored Research Agreement is also the mechanism whereby Mayo bills ESDC on a monthly or quarterly basis, as needed, for support of research expenses for mutually agreed upon protocols/budgets for ESDC-Mayo collaborations.
1.18 “Sublicensee”: any third party or any Affiliate to whom ESDC or Exact has conveyed rights or the forbearance of suit under the Patent Rights, Know-How and Materials.

1.19“Term”: begins on the Original Agreement Effective Date and ends, subject to Article 10, upon the expiration date of the last to expire of the Patent Rights, unless the Know-How or Materials are still in use in a manner generating Net Sales, in which case upon the earlier of five (5) years following the expiration date of the last to expire of the Patent Rights or the date upon which ESDC or Exact, as applicable, ceases such use of the Know-How or Materials.
1.20“Territory”: worldwide.
1.21“Update, Improvement or Replacement”: an assay that modifies an existing FDA-approved assay and is FDA compliant without the requirement of a de novo PMA.
1.22“Valid Claim”: a claim of an unexpired, issued or granted Patent Right, excluding any claims that have been held invalid or unenforceable, or are patentably indistinct from claims that have been held invalid or unenforceable.
Article 2.00 — Grant of Rights
2.01GRANT. Subject to the terms and conditions of this Agreement, Mayo grants to ESDC: (a) an exclusive license with the right to sublicense, within the Field and Territory, under the Patent Rights to make, have made, use, offer for sale, sell, and import Licensed Products; and (b) a nonexclusive license with the right to sublicense, within the Field and Territory, to use the Know-How to develop, make, have made, use, offer for sale, sell, and import Licensed Products.
2.02RESERVATION OF RIGHTS. All rights herein are subject to (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patent Rights, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”); and (b) Mayo’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the Patent Rights in connection with Mayo’s and its Affiliates’ educational, research and non-commercial, and non-competitive with ESDC, clinical programs (for the avoidance of doubt, Mayo will not practice the Patent Rights to develop or offer to third parties products or services that are competitive to any product or service offered or sold by ESDC or its Affiliates). ESDC agrees to comply with the provisions of the Bayh-Dole Act, to the extent such act applies and a waiver has not been obtained, including promptly providing Mayo with information requested to enable Mayo to meet its compliance requirements and substantially manufacturing Licensed Product in the U.S.
2.03NO OTHER RIGHTS GRANTED. This Agreement does not grant any right, title or interest in or to any tangible or intangible property right of Mayo or its Affiliates, including any improvements thereon, or to any Patent Rights or Know-How and Materials outside the Field or Territory that is not expressly stated in Section 2.01 or 2.07. All such rights, titles and interests are expressly reserved by Mayo, and ESDC agrees that in no event will this Agreement be construed as a sale, an assignment, or an implied license by Mayo or its Affiliates to ESDC of any such tangible or intangible property rights. This Agreement does not grant any right, title or interest in or to any tangible or intangible property right of ESDC or its Affiliates, including rights in jointly owned intellectual property, unless expressly recited herein.

2.04SUBLICENSES. Any sublicense by ESDC shall be to a Sublicensee that agrees in writing to be bound by substantially the same terms and conditions as ESDC herein, and with the financial terms and conditions at least as favorable to Mayo as set forth in this Agreement, or such sublicense shall be null and void. Sublicenses granted hereunder shall not be transferable, including by further sublicensing, delegatable or assignable without the prior written approval of Mayo. ESDC will provide Mayo with a copy of each sublicense agreement promptly after execution. ESDC is responsible for the performance of all Sublicensees as if such performance were carried out by ESDC itself, including the payment of any royalties or other payments provided for hereunder triggered by Sublicensee, regardless of whether the terms of any sublicense require that Sublicensee pay such amounts (such as in a fully paid-up license), or that such amounts be paid by the Sublicensee directly to Mayo. Each sublicense agreement shall name Mayo as a third party beneficiary and, unless Mayo has provided written consent, all rights of Sublicensees shall terminate when ESDC’s rights terminate. The parties acknowledge that ESDC has sublicensed to Exact rights under this Agreement and that Exact may desire to further sublicense the rights granted under said sublicense. Mayo hereby consents to one tier of sublicense from Exact, provided that any such sublicense meets all other requirements under this Section 2.04.
2.05USE OF MATERIALS.
(a)Mayo Materials.
(i)Use of the Mayo Materials by Mayo or ESDC shall be subject to the prior approvals of Mayo’s Institutional Review Board and the Mayo Clinic Research Biospecimen Subcommittee.
(ii)Mayo Materials are owned by Mayo and any transfer of such Mayo Materials to ESDC under the terms of this Agreement shall not affect Mayo’s ownership interest therein. Mayo shall clearly mark and identify all Mayo Materials transferred to ESDC. All Mayo Materials will be maintained by ESDC so that such Mayo Materials are readily identifiable. The transfer of Mayo Materials to ESDC gives ESDC no rights in such Mayo Materials other than those specifically set forth in this Agreement. ESDC agrees to use the Mayo Materials solely for research purposes and shall not transfer, deliver or otherwise release such Materials to a third party without the express prior written consent of Mayo. Upon expiration of a project and at the instructions of Mayo, ESDC shall either return to Mayo or destroy all unused Mayo Materials.
(iii)ESDC agrees to use the Mayo Materials in accordance with the rights granted to ESDC under this Agreement. All research conducted by ESDC using the Mayo Materials shall be conducted in accordance with all applicable state and federal laws regarding such research.

(iv)Nothing in this Agreement provides ESDC the right to transfer nucleic acids or any other material extracted from Mayo Materials to any third-party.
(b)ESDC Materials.
(i)Mayo agrees to use the ESDC Materials solely for purposes pursuant to Section 2.06. Upon expiration of a project and at the instructions of ESDC, Mayo shall either return to ESDC or destroy all unused ESDC Materials.
(ii)All research conducted by Mayo using the ESDC Materials shall be conducted in accordance with all applicable state and federal laws regarding such research.
(iii)Mayo shall not transfer, deliver or otherwise release ESDC Materials to a third party without the express prior written consent of ESDC.
(iv)Mayo shall treat the ESDC Materials and related information as Confidential Information under Article 8.
2.06COMMITMENT TO CONFER.
(a)Mayo will collaborate with ESDC on the development of Licensed Products, including sharing Know-How and providing access to Mayo Materials and laboratory equipment, conducting scientific studies, providing biostatistical support, and making submissions for peer-reviewed publications (Mayo files #2009-169, #2012-130, and #2020-207).
(b)Between the Prior Agreement Effective Date and January 1, 2019, Dr. Ahlquist was obligated to, and did, consult on, collaborate with, and oversee Exact and ESDC on product development efforts, as a special advisor to the Exact board of directors and senior management. Between the Prior Agreement Effective Date and the Effective Date, Dr. Kisiel was obligated to, and did, consult on, collaborate with, and oversee ESDC on product development efforts, as a special advisor to the Exact board of directors and senior management. Beginning on the Effective Date and continuing through February 1, 2025, and for so long as Dr. Kisiel is an employee of Mayo (the “Commitment to Confer Period”), Dr. Kisiel will consult on, collaborate with, and oversee ESDC on product development efforts, as a special advisor to the Exact board of directors and senior management on behalf of ESDC. ESDC will confer with Dr. Kisiel in person in Rochester, MN, Madison, WI or as mutually agreed, or by telephone. All travel expenses incurred by Dr. Kisiel in this role as advisor shall be paid by ESDC. Dr. Kisiel will contribute up to 50% of his time to services for ESDC, with the remainder of his time allocated to clinical practice. Mayo shall be solely responsible for compensating Dr. Kisiel, provided, however, that in consideration of the services provided under this Section 2.06(b), ESDC shall pay Mayo the amounts set forth in Section 3.05. If for any reason Dr. Kisiel becomes unavailable to direct the performance of the work under this Agreement, Mayo shall notify ESDC and the Parties will work together to identify a mutually acceptable successor to provide the advisory services formerly provided by Dr. Kisiel, as well as mutually acceptable compensation to replace that described in Section 3.05 for Dr. Kisiel, with the intent to keep Dr. Kisiel’s research team and projects intact; provided, however, if the Parties fail to agree on a mutually acceptable successor within a reasonable period of time, ESDC may, upon written notice to Mayo, terminate the Commitment to Confer Period and the Parties’ obligations under this Section 2.06(b) as well as ESDC’s payment obligations under Section 3.05 (for the avoidance of doubt, any such terminations shall not have the effect of terminating ESDC’s other rights under this Agreement, including its license rights).
(c)Notwithstanding ESDC’s rights to sublicense pursuant to Section 2.01, ESDC shall not have the right to sublicense any obligation of Dr. Kisiel to confer. In addition, in the event of a Change of Control, Mayo may, within thirty (30) days of the effective date of such Change of Control, terminate the Parties’ obligations under Section 2.06(b), which shall automatically result in the termination of ESDC’s payment obligations under Section 3.05 (for the avoidance of doubt, any such terminations shall not have the effect of terminating ESDC’s other rights under this Agreement, including its license rights).
2.07LICENSE GRANT FOR NEW MARKERS.
(a)Mayo grants to ESDC a perpetual exclusive license within the Field with the right to sublicense, make, have made, use, offer for sale, sell, and import Licensed Products that incorporate, use, or derive from any markers identified by any member of the Collaborating Team from the Effective Date through the expiration or earlier termination of the Commitment to Confer Period, whether such markers are patented or unpatented. Mayo represents and warrants that all such markers that have been identified as of the Effective Date, along with any associated patent or patent application number, title, and filing date, are listed on Exhibit B hereto, and Mayo agrees that it shall update Exhibit B from time to time to include all new markers within the Field, along with any associated patent or patent application number, title, and filing date. Exhibit B shall be updated on a semi-annual basis.
(b)Notwithstanding anything to the contrary in this Section 2.07, Mayo and its Affiliates reserve the right to use (without a right to license or otherwise authorize any other parties) in connection with their educational, research and clinical programs, including use by Mayo Collaborative Services for both Mayo and non-Mayo patients, any such marker in connection with any disease or condition, provided that:
(i)such marker was previously identified as relating to the same cancer, precancer, disease or condition for which any member of the Collaborating Team subsequently identified the markers for ESDC:
(A)    by a third party and published in a patent or patent application, peer-reviewed scientific journal, other widely-circulated scientific publication, or distributed in print at a national scientific conference, provided Mayo shall notify ESDC in writing of any such previous public identification of such markers prior to Mayo or its Affiliates exercising the right to use those markers, or

(B)    by Mayo outside of and without assistance of any member of the Collaborating Team and disclosed to Mayo Clinic Ventures, provided that Mayo shall notify ESDC in writing of any such previous identification within ninety (90) days of receipt of the disclosure from the Collaborating Team; or
(ii)each of the following is true:
(A)    at least one (1) year has elapsed since such marker was identified to ESDC in writing as provided in Section 2.07(a) above; and
(B)    the use of such marker in connection with such cancer, precancer, disease or condition is not covered by a claim within a pending application of the Patent Rights; and
(C)    such marker is not under Active Development in connection with such cancer, precancer, disease or condition by or on behalf of ESDC; or
(iii)each of the following is true:
(A)    at least four (4) years have elapsed since such marker was identified to ESDC in writing as provided in Section 2.07(a) above; and
(B)    the use of such marker in connection with such cancer, precancer, disease or condition is not covered by a Valid Claim; and
(C)    such marker is not under Active Development in connection with such cancer, precancer, disease or condition by or on behalf of ESDC.
(a)Additionally, to exercise the rights provided in Section 2.07(b), Mayo must provide (i) written notice to ESDC of Mayo’s interest in exercising its rights under this Section 2.07(b), including an identification and explanation of the specific markers of interest to Mayo, and (ii) ESDC with the opportunity to confirm, within sixty (60) days, that either Section 2.07(b)(i) or Section 2.07(b)(ii) in fact applies, and ESDC either has confirmed that either Section 2.07(b)(i) or Section 2.07(b)(ii) in fact applies, or has failed to respond within sixty (60) days.
(b)In the event a marker is either (i) under Active Development and not covered by a Valid Claim but is covered by a pending claim that has been pending for more than seven (7) years from the filing date from which such claim takes priority, or (ii) not under Active Development but is covered by a Valid Claim, then, upon request by Mayo, the Parties will discuss in good faith ESDC granting Mayo the right to use such markers, unless ESDC has exclusively sublicensed such markers to a third party that is not an Affiliate of ESDC. In negotiating the terms, conditions and pricing for any such grant, the parties would consider, among other factors, (i) ESDC’s and Mayo’s relative investments in such markers to date, (ii) the market conditions at such time, (iii) Mayo’s proposed use for such markers, and (iv) the mutually expressed intent of the parties to see such markers utilized for the benefit of patients.

(c)“Active Development” shall mean the ongoing expenditure of reasonable resources (including under the Sponsored Research Agreement) toward the commercialization of a Licensed Product in one or more of the following activities: marker validation, assay development, preparation or performance of clinical studies, data analysis, test manufacturing, preparation for or pursuit of regulatory approvals or payor coverage, preparing or offering to sell. For purposes of clarification, any of the foregoing activities for a Licensed Product constitutes Active Development of all markers remaining under Active Development for all Licensed Product for the same cancer, precancer, disease or condition. The Parties acknowledge that (i) a marker may be under Active Development for multiple Licensed Products (including Licensed Products for the same cancer, precancer, disease or condition), (ii) a marker would be considered to remain under Active Development during reasonable pauses between development activities, provided that such pause lasts no longer than six months and ESDC maintains the good faith intention to continue development of such marker for a Licensed Product, (iii) discontinuation of Active Development with respect to a marker for one Licensed Product does not constitute discontinuation of Active Development with respect to a marker for any other Licensed Product, and (iv) activities performed by a diagnostic reference laboratory that is not an Affiliate of ESDC under a sublicense do not constitute Active Development.
Article 3.00— Consideration and Royalties
3.01PAYMENTS TO MAYO.
(a)The Parties agree and acknowledge that payments were made under the Original Agreement and Prior Agreement and that no payments, including royalty payments, or other consideration are now owing under either of the foregoing agreements.
(b)As additional consideration for the services provided under Section 2.06(b), ESDC shall make five (5) annual payments to Mayo of ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000) each, commencing on September 18, 2020 (with the second annual payment due on January 31, 2021, the third annual payment due on January 31, 2022, the fourth annual payment due on January 31, 2023 and the fifth annual payment due on January 31, 2024); provided, however, that ESDC’s obligation to make the payments set forth in this Section 3.01(b) shall terminate upon ESDC’s termination of the Parties’ obligations under Section 2.06(b) pursuant to ESDC’s termination rights thereunder; and provided, further, however, that the payments set forth in this Section 3.01(b) shall accelerate and become due and payable in full within thirty (30) days following the effective date of Mayo’s termination of the Parties’ obligations under Section 2.06(b) pursuant to Mayo’s termination rights under Section 2.06(c) resulting from a Change of Control. Within MAYO, this additional consideration will be allocated to file #2020-207.
3.02MILESTONE FEES. ESDC will pay the following nonrefundable and non-creditable milestone fees to Mayo:
(a)TWO HUNDRED THOUSAND DOLLARS ($200,000) cash payment, paid in two annual installments of ONE HUNDRED THOUSAND DOLLARS ($100,000) each, over a two (2) year period, upon each Licensed Product launched after the Effective Date reaching FIVE MILLION DOLLARS ($5,000,000) in cumulative Net Sales;
(b)SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000) cash payment, paid in two annual installments of THREE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($375,000) each, over a two (2) year period, upon each Licensed Product launched after the Effective Date reaching TWENTY MILLION DOLLARS ($20,000,000) in cumulative Net Sales;
(c)TWO MILLION DOLLARS ($2,000,000) cash payment, paid in two annual installments of ONE MILLION DOLLARS ($1,000,000) each, over a two (2) year period, upon each Licensed Product launched after the Effective Date reaching FIFTY MILLION DOLLARS ($50,000,000) in cumulative Net Sales.
(d)For the avoidance of doubt, the Parties acknowledge and agree that Cologuard was launched prior to the Effective Date.
(e)In no event shall ESDC be required to pay milestone fees to Mayo with respect to each individual Licensed Product, including a pan-cancer Licensed Product, more than one time under Sections 3.02(a), 3.02(b), and 3.02(c).
3.03EARNED ROYALTIES. ESDC will make nonrefundable and noncreditable earned royalty payments to Mayo of a percentage of Net Sales of Licensed Products (“Earned Royalties”). The Earned Royalties are payable as described in Section 4.01. Licensed Products transferred to Mayo or its Affiliates are not considered transfers for purposes of determining Net Sales or for calculating Earned Royalties.
The Earned Royalties shall be paid as follows:
(a)[***] percent ([***]%) of the Net Sales of Cologuard;
(b)Subject to the royalty-stacking limitations described in clauses (i) and (ii) below, for Licensed Products that are commercially launched after Cologuard: (A) [***] percent ([***]%) of the Net Sales of such products to the extent marketed by ESDC or Sublicensee as IVDs, and (B) [***] percent ([***]%) of Net Sales of such products to the extent marketed by ESDC or Sublicensee as LDTs and not as IVDs.
(i)Notwithstanding the foregoing, the Earned Royalty percentages set forth in this subsection shall increase to (i) [***] percent ([***]%) of the Net Sales of such Licensed Product to the extent marketed by ESDC or Sublicensee as an IVD, and (ii) [***] percent ([***]%) of the Net Sales of such Licensed Product to the extent marketed by ESDC or Sublicensee as a LDT and not as an IVD, in each case, if, and only if, an Additional Contribution is made to the Licensed Product. An “Additional Contribution” shall mean a material and substantial contribution of research and development effort resulting in (i) Know-How that actually is used in and specifically incorporated into a Licensed Product or (ii) a Valid Claim of the Patent Rights that a Licensed Product would infringe, which such contribution (x) is made by a Mayo employee who is not a member of the Collaborating Team (“Additional Collaborator”), (y) has received ESDC’s prior written authorization, and (z) is performed pursuant to this Agreement and the Sponsored Research Agreement. For the avoidance of doubt, merely contributing samples, or assisting in or facilitating the collection of samples, would not be considered a “a material and substantial contribution of research development effort”. Exhibit C sets forth (i) all Additional Collaborator contributions that ESDC has authorized as of the Effective Date, (ii) all Additional Collaborators authorized to perform each authorized contribution and (iii) whether each authorized contribution has been completed.
(ii)In the event that ESDC or Sublicensee is required or agrees to pay a royalty to one or more third parties unaffiliated with ESDC (including Mayo Affiliates) for rights under or to any intellectual property relating to a Licensed Product commercially launched after Cologuard, and if the total percentage of such royalty obligation, when added to the Earned Royalty percentage otherwise payable to Mayo under Section 3.03(b), exceeds [***] percent ([***]%) of Net Sales, then ESDC shall be entitled to reduce the Earned Royalty percentage payable to Mayo under Section 3.03(b) for such Licensed Product by an amount equal to the amount of such excess multiplied by a fraction, the numerator of which is the Earned Royalty percentage otherwise payable by ESDC to Mayo under Section 3.03(b) and the denominator of which is the total percentage royalty otherwise payable by ESDC or Sublicensee to Mayo and such third parties with regard to such Licensed Product; provided, however, in no event shall any Earned Royalty percentage under Section 3.03(b) be reduced by operation of this Section 3.03(b)(iii) to less than [***] percent ([***]%). For example, if the Earned Royalty percentage otherwise payable to Mayo under Section 3.03(b) for a given Licensed Product launched after Cologuard were [***] percent ([***]%), and if ESDC or Sublicensee agreed to pay one third-party licensor [***] percent ([***]%) and another third-party licensor [***] percent ([***]%) with regard to intellectual property for the same Licensed Product, the Earned Royalty percentage payable to Mayo under Section 3.03(b) would be reduced by [***] percent ([***]%) to three and [***] percent ([***]%) [([***]%-[***]%) X ([***]%/[***]%) = [***]%].
(c)In no event shall ESDC be required to pay Earned Royalties to Mayo with respect to a given Licensed Product under more than one of Sections 3.03(a) and 3.03(b) (subject to reduction under Section 3.03(b)(iii)). For example, in the event that a Licensed Product could be construed to include two or more separate Licensed Products that otherwise would be subject to Earned Royalty payments under Section 3.03(b), the Earned Royalty would be calculated only pursuant to Section 3.03(b) (subject to reduction under Section 3.03(b)(iii) and would not be calculated as two (or more) times an Earned Royalty under Section 3.03(b). If more than one Earned Royalty rate would otherwise be applicable for a given Licensed Product, only the higher Earned Royalty rate would be paid.
3.04[Intentionally deleted]
3.05COMPENSATION TO MAYO FOR KISIEL KNOW-HOW. During the Commitment to Confer Period, ESDC will reimburse Mayo for up to fifty percent (50%) of Dr. Kisiel’s salary and benefits (the “Reimbursement Amount”). As of the Effective Date, Mayo projects that the Reimbursement Amount for year 2020 will be approximately [***] ($[***]). The actual Reimbursement Amount shall be subject to reasonable standard programmed adjustments in salary and benefits and shall be determined based on the portion of time that Dr. Kisiel contributed to services for ESDC during the applicable quarter. For example, if in a particular quarter, Dr. Kisiel contributed forty-five percent (45%) of his time to services for ESDC and fifty-five percent (55%) of his time to clinical practice, ESDC would reimburse Mayo for forty-five percent (45%) of Dr. Kisiel’s salary and benefits. On a quarterly basis Mayo will deliver to ESDC an invoice setting forth (i) Dr. Kisiel’s then current salary and benefits, (ii) the portion of Dr. Kisiel’s time contributed to services to ESDC during the applicable quarter and (iii) the Reimbursement Amount for the applicable quarter. Such invoices shall be paid by ESDC within thirty (30) days of receipt. The financial information in this Section 3.05 is Mayo’s Confidential Information. This amount will be proportionately adjusted each year based on any increase in that year’s rate of salary and benefits for Dr. Kisiel as compared to the prior year.
3.06TAXES. ESDC is responsible for all taxes, duties, import deposits, assessments, and other governmental charges, however designated, which are now or hereafter imposed by any authority on ESDC: (a) by reason of the performance by Mayo of its obligations under this Agreement, or the payment of any amounts by ESDC to Mayo under this Agreement; (b) based on the Patent Rights; or (c) related to use, sale or import of the Licensed Product. Any withholding taxes which ESDC is required by law to withhold on remittance of the royalty payments shall be deducted from the royalty paid and ESDC shall promptly furnish Mayo with original copies of all official receipts for such taxes. ESDC will obtain, or assist Mayo in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to Mayo by treaty or otherwise. Notwithstanding the foregoing, Mayo shall be responsible for paying and withholding all employment related taxes with respect to the services of members of the Collaborating Team.
3.07U.S. CURRENCY. All payments to Mayo under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the month in which the payment accrued. Unless otherwise specified herein, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars.
3.08OVERDUE PAYMENTS. If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate two percent (2%) above the prime rate in effect at Citibank on the due date and Mayo shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following such failure to pay. The acceptance of any payment, including of such interest, shall not foreclose Mayo from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of ESDC to make any payment when due.
Article 4.00 — Accounting and Reports
4.01REPORTS AND PAYMENT. ESDC will deliver to Mayo on or before the following dates: 1 February, 1 May, 1 August, and 1 November, a written report setting forth a full accounting showing how any Earned Royalties due to Mayo for the preceding quarter have been calculated as provided in this Agreement, including an accounting of total Net Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges. If no Licensed Product transfers have occurred and no other amounts are due to Mayo, ESDC will submit a report so stating. Each such report will be accompanied by the payment of all amounts due for such quarter.
4.02ACCOUNTING. ESDC will keep complete, continuous, true, and accurate books of accounts and records sufficient to support and verify diligence and the calculation of Net Sales, all royalties and any other amount believed due and payable to Mayo under this Agreement. Such books and records will be kept at ESDC’s principal place of business for at least three years after the end of the year to which they pertain, and will be open at all reasonable times for inspection by a representative of Mayo for verification of royalty statements or compliance with other aspects of this Agreement. The Mayo representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to ESDC. In the event such audit reveals an underpayment by ESDC, ESDC will within thirty (30) days pay the royalty due in excess of the royalty actually paid. In the event the audit reveals an underpayment by ESDC of more than five percent (5%) of the amount due, ESDC will pay interest on the royalty due in excess of the royalty actually paid at a per annum rate two per cent (2%) above the prime rate in effect at Citibank on the date notice of the deficiency is provided to ESDC, and ESDC will pay all of Mayo’s costs in conducting the audit.
Article 5.00 — Diligence
5.01DEVELOPMENT PLAN. ESDC will make commercially reasonable efforts to bring Licensed Products to market.
5.02DEVELOPMENT REPORTS AND INQUIRIES. ESDC will provide Mayo with annual reports that set forth: (a) Licensed Products under Active Development, (b) the Mayo-identified markers under Active Development for each Licensed Product, (c) the efforts constituting Active Development during the preceding annual period, and (d) an updated development plan for the next annual period. In addition, upon request by Mayo that includes a substantive explanation of the rationale or basis for Mayo’s request for an update on those specific markers, ESDC will make commercially reasonable efforts to provide an update as to the status of specific markers of interest. All reports and updates provided under this Section 5.02 are ESDC’s Confidential Information and may not be shared with any Mayo personnel outside the department of Business Development, or any third parties, and specifically may not be provided in any manner to any commercial labs of Mayo or its Affiliates. Notwithstanding the above, the department of Business Development may share with the department of Laboratory Medicine and Pathology and Mayo Collaborative Services the list of markers under Active Development for a given cancer, precancer, disease or condition.
5.03THIRD PARTY COLLABORATIONS REGARDING ANCILLARY PRODUCTS. To the extent that ESDC or its Affiliates do not have currently available resources to develop and bring to market a commercially viable new product that is (a) identified by the Parties pursuant to their work under this Agreement, (b) covered by a jointly owned Patent Right and (c) not competitive with any existing or planned product of ESDC or its Affiliates (an “Ancillary Product”), the Parties agree to use their good faith, commercially reasonable efforts to explore entering into an agreement with a third party pursuant to which such third party would undertake such development or marketing activities and would provide the Parties with royalties, milestone payments, or such other consideration upon which the Parties may agree between themselves and with such third party. The Parties will schedule a meeting or phone conference to discuss this topic at least once per year.
Article 6.00 — Intellectual Property Management
6.01CONTROL.
(a)ESDC shall diligently prosecute and maintain the United States and foreign patents and patent applications covering Patent Rights as it deems appropriate, at ESDC’s expense, using counsel of its choice and after due consultation with Mayo. ESDC shall provide Mayo with copies of all relevant documentation so that Mayo may be informed and apprised of the continuing prosecution and Mayo agrees to keep this documentation confidential. ESDC shall also notify Mayo of its intention to not apply for patent protection for any invention with a Mayo inventor or to abandon the prosecution of any patent within the Patent Rights thirty (30) days prior to any applicable deadlines affecting such application or abandonment. Following such written notification and discussion between the Parties, Mayo shall be entitled to take over prosecution of such patent, at its own expense, of those patents within the Patent Rights that ESDC has elected not to pursue and, for Mayo owned patents and patent applications, ESDC shall then have no further rights to any patent that issues under such prosecution. For jointly owned patents and patent applications, ESDC shall retain its ownership rights.
(b)The Parties shall take commercially reasonable steps to ensure that the Know-How and Materials remain confidential in accordance with Article 8.
6.02PATENT TERM EXTENSION. ESDC shall consult with Mayo in selecting the patent within the Patent Rights covering each Licensed Product for term extension or supplementary protection certificate in accordance with the applicable laws of any country; provided, however that ESDC may decide, in its sole discretion, not to select any such patent for term extension or supplementary protection. Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

6.03PATENT MARKING. To the extent commercially feasible, ESDC will mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent within the Patent Rights that covers such Licensed Product. Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.
6.04ENFORCEMENT. ESDC shall promptly inform Mayo in writing of any alleged or threatened infringement of any of the Patent Rights or Know-How and Materials and provide Mayo with any available evidence of such infringement.
(a)First Right. ESDC shall have the first right, but not the obligation, to enforce the Patent Rights so long as Mayo is kept fully informed and given the right and opportunity to advise and comment. Mayo shall reasonably cooperate in any such action at ESDC’s expense but shall not be required to join such action unless: (i) it has agreed to do so in writing prior to commencement thereof, or (ii) ESDC determines that Mayo is a necessary party in the action. ESDC shall pay to Mayo twenty-five percent (25%) of any recovery or damages, net of all reasonable costs and expenses associated with each suit or settlement.
(b)Non-Election to Enforce. If ESDC elects not to enforce the Patent Rights, it shall so notify Mayo in writing within ninety (90) days of receiving notice that an infringement may exist, and Mayo may, in its sole judgment and without any obligation, enforce, settle, and defend the Patent Rights and keep for its own account any recovery and damages. ESDC shall reasonably cooperate in any such actions if requested to do so by Mayo, at Mayo’s expense.
6.05DEFENSE. ESDC will have the first right, but not the obligation, to take any measures deemed appropriate by ESDC in consultation with Mayo, regarding challenges to the Patent Rights, Know-How or Materials brought (including interferences in the U.S. Patent and Trademark Office and oppositions in foreign jurisdictions) and defense of the Patent Rights, Know-How or Materials required (including declaratory judgment actions). Mayo shall reasonably cooperate in any such measures if requested to do so by ESDC at ESDC’s expense, but shall not be required to join any action unless: (a) it has agreed to do so in writing prior to commencement thereof; or (b) the court determines that Mayo is a necessary party in the action. ESDC shall be entitled to retain any related recovery, provided that all costs of Mayo related to such action have been fully paid by ESDC. If ESDC elects not to defend the Patent Rights, it shall so notify Mayo in writing within ninety (90) days of receiving notice that a challenge has been made, and Mayo may, in its sole judgment and without any obligation, enforce, settle, and defend the Patent Rights and keep for its own account any related recovery. ESDC shall reasonably cooperate in any such actions if requested to do so by Mayo, at Mayo’s expense.
6.06THIRD PARTY LITIGATION. In the event a third party institutes a suit against ESDC for patent infringement involving a Licensed Product, ESDC will so inform Mayo within fifteen (15) business days and keep Mayo regularly informed of the proceedings.
Article 7.00 — Use of Name
7.01USE OF NAME AND LOGO. Neither Party will use for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of the other party or its

Affiliates (in the case of Mayo, including the terms “Mayo®,” “Mayo Clinic®,” and the triple shield Mayo logo, or any simulation, abbreviation, or adaptation of the same and in the case of ESDC, including the terms “Exact Sciences” and “Cologuard”), or the name of any of the other Party’s employees or agents, without the other Party’s prior, written, express consent. Each Party may withhold such consent in its absolute discretion. With regard to the use of Mayo’s name, all requests for approval pursuant to this Section must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the following e-mail address: BusinessRelations@Mayo.edu at least five (5) business days prior to the date on which a response is needed. Notwithstanding the foregoing, any member of the Collaborating Team may use ESDC’s corporate name and any trademarked name relating to a product developed under this Agreement in any non-commercial academic publications, educational settings, professional engagements, or in a conflict-of-interest disclosure.
Article 8.00 — Confidentiality
8.01TREATMENT OF CONFIDENTIAL INFORMATION. Except as provided for in Section 8.02, neither Party (nor any Affiliate of either Party) will disclose, use or otherwise make available the other’s Confidential Information during the Term or for three years thereafter and will use the same degree of care it employs to protect its own confidential information.
8.02RIGHT TO DISCLOSE.
(a)To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party (or any of its Affiliates) may use or disclose Confidential Information to its Sublicensees, consultants, and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those herein.
(b)If a Party (or any of its Affiliates) is required by law, regulation or court order to disclose any of the Confidential Information of the other Party (or any of its Affiliates), it will have the right to do so, provided it: (i) promptly notifies the disclosing party; and (ii) reasonably assists the disclosing party in efforts to obtain a protective order or other remedy of disclosing party’s election and at disclosing party’s expense.
8.03CONFIDENTIALITY OF AGREEMENTS. Except as otherwise required by law, the specific terms and conditions of this Agreement shall be Confidential Information but the existence and Field of this Agreement will not be Confidential Information and the Parties may state that ESDC is licensed under the Patent Rights. Notwithstanding the foregoing, a Party may disclose the contents of this Agreement to its actual or prospective sublicensees, investors, professional advisors, and as required by law or the rules of any applicable securities exchange.
8.04PUBLICATION. To enable the receiving Party to secure adequate intellectual property protection that would be affected by a public disclosure, Mayo and ESDC will submit any manuscript or material for any proposed academic publication, meeting, conference, or talk (“Public Disclosure”) of research underlying Patent Rights to the other Party at least thirty (30) days before transmission of any manuscript or material to a third party (or at least thirty (30)

days before Public Disclosure where no manuscript or material exists), and the receiving Party shall have the right to review and comment upon the Public Disclosure in order to protect confidential information. Upon the receiving Party’s request, publication will be delayed up to sixty (60) additional days. Notwithstanding the above, the Public Disclosure shall not include ESDC Confidential Information without prior approval by ESDC.
Article 9.00 — Warranties, Representations, Disclaimers and Indemnification
9.01REPRESENTATIONS AND WARRANTIES OF ESDC. ESDC warrants and represents to Mayo that:
(a)together with its Affiliates, it is experienced in the development, production, quality control, service, manufacture, marketing, and sales of products similar to the subject matter of the Patent Rights, and that it will commit itself to a thorough, vigorous, and diligent program of developing and marketing Licensed Products;
(b)it has independently evaluated the Patent Rights, Know-How, Materials and Confidential Information, if any, their applicability or utility in ESDC’s activities, is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by Mayo, and assumes all risk and liability in connection with such determination;
(c)the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this Agreement;
(d)it shall comply and require its Sublicensees to comply with all applicable international, national, and state laws, ordinances and regulations in its performance under this Agreement; and
(e)its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.
9.02REPRESENTATIONS AND WARRANTIES OF MAYO. Mayo warrants and represents to ESDC that:
(a)it is the owner of the Patent Rights and has full power and authority to grant the licenses which are provided for in this Agreement;
(b)the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this Agreement;
(c)to the best of its internal counsel’s knowledge, its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound;
(d)no claim, suit or action has been made or initiated alleging that the Patent Rights are invalid or that the practice of the Patent Rights will infringe the rights of any third party; and

(e)to the best of its internal counsel’s knowledge the Patent Rights are valid and subsisting.
9.03DISCLAIMERS.
(A)EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY HAS MADE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY, OR ANY OTHER CHARACTERISTIC OF THE LICENSED PRODUCT, KNOW-HOW, MATERIALS OR PATENT RIGHTS.
(B)KNOW-HOW, MATERIALS, CONFIDENTIAL INFORMATION AND PATENT RIGHTS ARE PROVIDED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND ESDC EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST Mayo FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PRODUCTS, KNOW-HOW, MATERIALS, CONFIDENTIAL INFORMATION OR PATENT RIGHTS, EXCEPT AS EXPRESSLY SET FORTH HEREIN. Mayo EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, KNOW-HOW, OR MATERIALS; THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION; OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCTS WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR Mayo TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE PATENT RIGHTS, KNOW-HOW OR MATERIALS.
(C)ESDC AGREES THAT Mayo AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY ESDC, A SUBLICENSEE OR A THIRD PARTY. IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF Mayo HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO Mayo BY ESDC AS OF THE DATE OF FILING AN ACTION AGAINST Mayo WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO ESDC.
9.04INDEMNIFICATION AND INSURANCE.
(a)ESDC will defend, indemnify, and hold harmless Mayo, Mayo’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“Mayo

Indemnitees”) from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (a) the practice or exercise of any rights granted hereunder by or on behalf of ESDC or any Sublicensee; (b) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; and (c) any act or omission of ESDC or any Sublicensee hereunder, including the negligence or willful misconduct thereof Mayo and Mayo Affiliates shall have no obligation to indemnify ESDC hereunder. Notwithstanding the foregoing, the indemnity obligations of ESDC shall not apply with respect to any claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities which arise (1) due to a breach of this Agreement by Mayo or the gross negligence or willful misconduct of Mayo or its agents or employees or (2) solely among Mayo Indemnitees.
(b)The Parties agree that this indemnity should be construed and applied in favor of maximum indemnification of Mayo Indemnitees.
(c)Commencing on the date of first commercial sale of a Licensed Product by ESDC, ESDC will continuously carry claim-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by ESDC hereunder during the Term and after, such amount being at least THREE MILLION DOLLARS ($3,000,000). In addition, such policy will name Mayo and its Affiliates as additional-named insureds. In such case, ESDC will self-insure or obtain, at its cost, an extended reporting endorsement upon termination of this Agreement sufficient to cover the liability assumed by ESDC hereunder for as long as the appropriate statute of limitations. The minimum limits of any insurance coverage required herein shall not limit ESDC’s liability.
9.05PROHIBITION AGAINST INCONSISTENT STATEMENTS. ESDC shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement. ESDC shall not settle any matter that will incur liability for Mayo or require Mayo to make any admission of liability without Mayo’s prior written consent.
Article 10.00 — Term and Termination
10.01TERM. This Agreement will expire at the end of the Term.
10.02TERMINATION FOR BREACH. If ESDC commits a material breach of this Agreement, including the failure to make any required royalty or fee payments hereunder, Mayo will notify ESDC in writing of such breach and ESDC will have thirty (30) days after such notice to cure such breach to Mayo’s satisfaction. If ESDC fails to cure such breach, Mayo may, at its sole option, terminate this Agreement in whole or in part by sending ESDC written notice of termination.
10.03TERMINATION FOR SUIT. Mayo does not license entities that bring suit against Mayo or its Affiliates and as such, Mayo may immediately terminate this Agreement if ESDC or any Sublicensee directly or indirectly brings any action or proceeding against Mayo or its Affiliates, except for an uncured material breach of this Agreement by Mayo.
10.04TERMINATION BY ESDC. Subject to the terms of the Sponsored Research Agreement, ESDC may without cause terminate this Agreement at any time following payment and delivery of the compensation provided for in Section 3.01, upon written notice to Mayo.
10.05INSOLVENCY OF ESDC. This Agreement terminates immediately without an obligation of notice of termination to ESDC in the event ESDC ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.
10.06SURVIVAL. The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. After the Term, all rights granted immediately revert to Mayo. All Confidential Information of the other Party shall be returned or destruction certified, at the disclosing party’s election. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement including Sections 4.02, 9.04, or 10.05 and Articles 7, 8 or 11. ESDC and its Sublicensees shall provide an accounting for and pay, within thirty (30) days of termination or expiration, all amounts due hereunder. Upon any termination of this Agreement, the licenses granted hereunder shall cease. Upon expiration of this Agreement, the licenses granted hereunder shall become fully paid up.
Article 11.00 — General Provisions
11.01ASSIGNMENT AND TRANSFER. Each Party is strictly prohibited from assigning, delegating or otherwise transferring any of its obligations or rights under this Agreement without the other Party’s prior, express and written consent, which shall not be unreasonably withheld. Any assignment, delegation or transfer in contravention hereof is null and void. Notwithstanding the foregoing, ESDC may assign this Agreement to an Affiliate and either Party may assign this Agreement, in whole or in part, without approval in connection with a sale, merger or other transaction which involves the transfer of all or substantially all of the assets of a Party used in connection with any business of such Party that relates to this Agreement. Any assignment shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee and shall not otherwise affect the terms or conditions under this Agreement. The assignor shall provide prompt notice to the other Party upon making such assignment.
11.02WAIVER. No part of this Agreement may be waived except by the further written agreement of the Party granting such waiver. Forbearance in any form from demanding the performance of a duty owed under this Agreement is not a waiver of that duty. Until complete performance of a duty owed under this Agreement is accomplished, the Party to which that duty is owed may invoke any remedy under this Agreement or under law, despite its past forbearance in demanding performance of that duty.

11.03GOVERNING LAW AND JURISDICTION. This Agreement is made and performed in Minnesota. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Minnesota law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the Patent Rights will be governed by the patent laws of the country in which the patent application is pending or issued. This is not an agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code as enacted in Minnesota does not apply.
11.04HEADINGS. The headings of articles and sections used in this document are for convenience of reference only.
11.05NOTICES. Any notice required to be given under this Agreement is properly provided if in writing and sent to the Party at its address or email below, or as otherwise designated by the Party in accordance with this provision, and duly given or made: (a) on the date delivered in person; (b) on the date transmitted by email or facsimile, if confirmation is received or no email delivery is received; (c) three (3) days after deposit in the mail if sent by certified U.S. mail postage prepaid, return receipt requested; and (d) one (1) day after deposit with a nationally recognized overnight carrier service with charges prepaid.
For Mayo:
Mayo Foundation for Medical Education and Research
Mayo Clinic Ventures -BB4
200 First Street SW
Rochester, Minnesota 55905-0001
Attn:        Ventures Operations
Phone:        (507) 293-3900
Email:        intellectualproperty@mayo.edu
Fed Tax ID:    41-1506440
For ESDC:
Exact Sciences Development Company, LLC
501 Charmany Drive,
Madison, WI 53719
Attn:    Jacob Orville
Email:    jorville@exactsciences.com
with a copy to
Exact Sciences Corporation
5505 Endeavor Lane
Madison, WI 53719
Attn: D. Scott Coward; James Herriott
Email: scoward@exactsciences.com; jherriott@exactsciences.com

11.06LIMITATION OF RIGHTS CREATED. This Agreement is personal to the Parties and shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.
11.07INDEPENDENT CONTRACTORS. ESDC and any Sublicensee is an independent contractor not an agent, employee, partner, joint venturer or servant of Mayo and has no right to obligate or bind Mayo in any manner.
11.08ENTIRE AGREEMENT. This Agreement states the entire agreement and understanding between the Parties about the licenses granted hereunder, the collaboration pursuant to Section 2.06 and the amounts payable for the foregoing. All past and contemporaneous discussions, writings, agreements, proposals, promises, covenants, warranties, representations, guarantees, correspondence, and understandings with respect to such services and collaboration, whether oral or written, formal or informal, are entirely superseded by this Agreement, with the exception of the Sponsored Research Agreement and Statements of Work thereunder. For the avoidance of doubt, nothing herein is intended to modify or supersede the terms of any agreement, current as of the Effective Date, between ESDC or its Affiliates, on the one hand, and Mayo or its Affiliates, on the other hand, governing any license granted, or materials or services provided, pursuant to any agreement other than the Original Agreement or the Prior Agreement, including but not limited to materials transfer, clinical trials, or consulting services, which remain in full force and effect.
11.09SEVERABILITY. If any terms or conditions of this Agreement are or become in conflict with the laws, regulations or court order of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those terms and conditions shall be deemed automatically deleted in such jurisdiction only, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed in a given jurisdiction or if such a deletion leaves terms and conditions thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms and conditions as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws, regulations or court order of such jurisdiction. The Parties desire the terms and conditions herein to be valid and enforced to the maximum extent not prohibited by law, regulation or court order in a given jurisdiction.
11.10CHANGES TO AGREEMENT. No terms or conditions of this Agreement may be changed except in writing, through another document signed by both Parties, and expressly referencing this Agreement.
11.11CONSTRUCTION. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either Party. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the term “or” is not exclusive, (e) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s), (g) the terms “quarter” and “quarter” mean and refer to calendar quarter(s) and (h) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular law means such law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
11.12REGISTRATION OF LICENSES. ESDC will register and give required notice concerning this Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.
11.13EXPORT CONTROL. Mayo is subject to U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States government or may require written assurances by ESDC that it will not export data or commodities to certain foreign countries without prior approval of such agency. Mayo neither represents that a license is required, nor that, if required, it will be issued; provided, however that Mayo will act in good faith and take commercially reasonable efforts to cause any such agency of the United States government to issue such license.
[Signature page follows.]

The Parties execute this Agreement in one or more counterparts, each of which shall be deemed an original but all of which taken together constitute one and the same instrument, as of the Effective Date.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH /s/ Andrew J. Danielsen______________ Andrew J. Danielsen Chair, Business Development	EXACT SCIENCES DEVELOPMENT COMPANY, LLC /s/ Kevin T. Conroy___________________ Name: Kevin T. Conroy Title: President and Chief Executive Officer

CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
Exhibit A
KNOW-HOW
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CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXHIBIT 10.1

Exhibit B
MARKERS AND PATENT RIGHTS
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CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXHIBIT 10.1

Exhibit C
AUTHORIZED CONTRIBUTIONS BY ADDITIONAL COLLABORATORS
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